As filed with the Securities and Exchange Commission on June 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORBITAL SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1209561
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

45101 Warp Drive, Dulles, Virginia	20166
(Address of principal executive offices)	(Zip code)

Deferred Salary and Profit Sharing Plan for
Employees of Orbital Sciences Corporation (2011 Restatement)

(Full title of the plan)

David W. Thompson
Chairman, President and Chief Executive Officer
45101 Warp Drive

Dulles, Virginia 20166
(Name and address of agent for service)

(703) 406-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration Fee (3)
Common stock, $0.01 par value per share	500,000	$29.01	$14,505,000	$1,868.25

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate number of shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar adjustment of the registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold under the Plan.

(2)	Represents the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on June 10, 2014.
(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.

EXPLANATORY NOTE

This registration statement registers 500,000 shares of the common stock, par value $0.01 per share (the “Common Stock”), of Orbital Sciences Corporation that may be purchased in open market purchases under the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement), as amended (the “Plan”).  All of the shares of Common Stock being registered hereunder will be acquired in the open market by the Plan administrator, and therefore, pursuant to Item 8 of Form S-8, an opinion of counsel regarding the legality of the securities being registered hereunder is not required as the securities are not original issue.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)                                 The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 25, 2014;

(b)                                 The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on April 25, 2014;

(c)                                  The registrant’s Current Reports on Form 8-K filed on March 20, 2014, April 28, 2014, April 30, 2014 and May 2, 2014;

(d)                                 The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2012 filed on June 28, 2013; and

(e)                                  The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A filed on July 6, 1998 (file number 001-14279).

In addition, all documents and reports filed by the registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•                                          for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•                                          for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                                          pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock repurchases or redemptions); or

•                                          for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of the registrant includes provisions eliminating, to the fullest extent permitted by the DGCL, the liability of directors to those entities or their stockholders for monetary damages for breach of fiduciary duties as directors.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual who is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, the bylaws of the registrant provide that any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the applicable corporation (other than a judicial action or suit brought by or in the right of the registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant, or that, being or having been such a director, officer, employee or agent, he or she is or was serving at the request of the registrant as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an “Agent”), shall be indemnified and held harmless against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the applicable corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or investigation or any appeal therein shall be paid by the registrant in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification.

The registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the registrant would have the power to indemnify him or her against such liability under the provisions of the applicable bylaws. The registrant has purchased and maintains insurance under which the directors, officers, employees and agents of the registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as such, subject to certain exclusions.

Item 7.                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

Exhibit No.	Description

4.1*	Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.2*	Amendment Number One to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.3*	Amendment Number Two to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.4*	Amendment Number Three to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.5*	Amendment Number Four to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

23.1*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (contained on the signature page)

* Filed herewith.

Pursuant to Item 8(b) of Form S-8, in lieu of an opinion of counsel concerning compliance with the requirements of ERISA and determination letters that the plans are qualified under Section 401 of the Internal Revenue Code, the registrant undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.                 Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on June 13, 2014.

ORBITAL SCIENCES CORPORATION

By:	/s/ David W. Thompson
David W. Thompson Chairman, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on June 13, 2014.

DEFERRED SALARY AND PROFIT SHARING PLAN FOR EMPLOYEES OF ORBITAL SCIENCES CORPORATION (2011 RESTATEMENT)

By:	Orbital Sciences Corporation, Plan Administrator

By:	/s/ David W. Thompson
David W. Thompson Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David W. Thompson and Thomas E. McCabe, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits and other documents related thereto with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: June 13, 2014	By:	/s/ David W. Thompson
David W. Thompson Chairman, President and Chief Executive Officer (Principal Executive Officer)

Date: June 13, 2014	By:	/s/ Garrett E. Pierce
Garrett E. Pierce Vice Chairman and Chief Financial Officer (Principal Financial Officer)

Date: June 13, 2014	By:	/s/ Hollis M. Thompson
Hollis M. Thompson Senior Vice President and Controller (Principal Accounting Officer)

Date: June 13, 2014	By:	/s/ Kevin P. Chilton
Kevin P. Chilton (Director)

Date: June 13, 2014	By:	/s/ Lennard A. Fisk
Lennard A. Fisk (Director)

Date: June 13, 2014	By:	/s/ Robert M. Hanisee
Robert M. Hanisee (Director)

Date: June 13, 2014	By:	/s/ Ronald T. Kadish
Ronald T. Kadish (Director)

Date: June 13, 2014	By:	/s/ Janice I. Obuchowski
Janice I. Obuchowski (Director)

Date: June 13, 2014	By:	/s/ James G. Roche
James G. Roche (Director)

Date: June 13, 2014	By:	/s/ Frank L. Salizzoni
Frank L. Salizzoni (Director)

Date: June 13, 2014	By:	/s/ Harrison H. Scmitt
Harrison H. Schmitt (Director)

Date: June 13, 2014	By:	/s/ James R. Thompson
James R. Thompson (Director)

Date: June 13, 2014	By:	/s/ Scott L. Webster
Scott L. Webster (Director)

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.2*	Amendment Number One to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.3*	Amendment Number Two to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.4*	Amendment Number Three to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

4.5*	Amendment Number Four to the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation (2011 Restatement)

23.1*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (contained on the signature page)

* Filed herewith.